Exhibit 10.2

SUMMARY SHEET OF DIRECTOR COMPENSATION

The following summary sets forth current annual rates of cash and equity compensation for non-management directors, effective immediately following the May 7, 2019 Board meeting. It has been updated to reflect the change in Chairman and the addition of a Lead Director at the November 5, 2019 Board meeting, which will become effective January 1, 2020.

Compensation Item	Prior Year Compensation	Current Year Compensation
Cash Compensation
Board Retainer	$80,000	$90,000
Audit Committee
Chair Retainer	$25,000	$25,000
Member Retainer	$10,000	$10,000
Compensation Committee
Chair Retainer	$20,000	$20,000
Member Retainer	$8,000	$8,000
Nominating & Corporate Governance Committee
Chair Retainer	$15,000	$15,000
Member Retainer	$7,000	$7,000
Equity Compensation—Restricted Stock or Restricted Stock Units
Board Chairman Retainer (including director retainer)[1,2]	$285,000	$300,000
Director Retainer	$135,000	$150,000

[1]

Karl G. Glassman was elected Chairman on November 5, 2019, to be effective January 1, 2020. Mr. Glassman will continue to serve the Company as CEO. As a management director, he will not receive additional compensation for his Board service.

[2]

R. Ted Enloe, III served as Chairman from May 2016 through his election as Lead Director at the November 5, 2019 Board meeting, to be effective January 1, 2020. Mr. Enloe’s compensation will not be adjusted in connection with this transition. The Board expects to re-evaluate the Lead Director compensation at its May 2020 Board meeting.

Directors may defer their cash compensation by participating in the Company’s Deferred Compensation Program, effective November 6, 2017 (filed November 9, 2017 as Exhibit 10.6 to the Company’s Form 8-K).

Directors may receive the equity component of their compensation in restricted stock or restricted stock units (“RSUs”). In either case, the awards generally have a 12-month vesting period, ending on the day preceding the next annual meeting of shareholders. Vesting accelerates in the event of death, disability or a change in control of the Company. The number of shares or units is calculated by dividing the dollar value of the award by the closing price of the Company’s stock on the grant date. RSUs are settled in shares of common stock and earn dividend equivalents at a 20% discount to the market price of Company stock on the dividend payment date. Directors may elect to defer settlement of the RSU award for 2 to 10 years after the grant date.

The Company pays for travel expenses incurred by the directors to attend Board meetings.

Our management directors do not receive additional compensation for their Board service.